SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. __)*

                             QuickLogic Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74837P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO. ____________                                            13 G                  Page 2 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      U.S. Venture Partners III, L.P. ("USVP III")
                      Tax ID Number:    94-3038926
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          936,454 shares,  except that BHMS Partners III, L.P. ("BHMS III"),  the
           BENEFICIALLY                       general  partner of USVP III,  may be deemed to have sole voting  power
     OWNED BY EACH REPORTING                  with respect to such  shares,  and Bowes,  Federman,  Krausz and Young,
           PERSON WITH                        PERSON the general  partners of BHMS III,  may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              936,454 shares,  except that BHMS Partners III, L.P.  ("BHMS III"),  the general  partner  of USVP III,  may be  deemed to have sole  dispositive power with  respect to such  shares,  and  Bowes,  Federman,  Krausz and
                                              Young,  the general  partners of BHMS III,  may be deemed to have shared dispositive power with respect to such shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       936,454
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.3%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. ____________                                            13 G                  Page 3 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Second Ventures, L.P. ("SV")
                      Tax ID Number:    94-3060758
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          29,264  shares,  except that BHMS Partners III, L.P.  ("BHMS III"),  the
           BENEFICIALLY                       general  partner  of SV,  may be deemed to have sole  voting  power with
     OWNED BY EACH REPORTING                  respect to such  shares,  and  Bowes,  Federman,  Krausz and Young,  the
           PERSON WITH                        PERSON general partners of BHMS III, may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              29,264  shares,  except that BHMS Partners III, L.P.  ("BHMS III"),  the general partner of SV, may be deemed to have sole dispositive power with respect to such  shares,  and  Bowes,  Federman,  Krausz and Young,  the general  partners of BHMS III, may be deemed to have shared  dispositive power with respect to such shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       29,264
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. ____________                                            13 G                  Page 4 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      U.S.V. Entrepreneur Partners, L.P. ("UEP")
                      Tax ID Number:    94-3050240
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          9,755 shares,  except that BHMS Partners  III,  L.P.  ("BHMS III"),  the
           BENEFICIALLY                       general  partner of UEP,  may be deemed to have sole  voting  power with
     OWNED BY EACH REPORTING                  respect to such  shares,  and  Bowes,  Federman,  Krausz and Young,  the
           PERSON WITH                        PERSON general partners of BHMS III, may be deemed to have shared voting power with respect to such shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              9,755 shares,  except that BHMS Partners  III,  L.P.  ("BHMS III"),  the general  partner of UEP,  may be deemed to have sole  dispositive  power with respect to such shares, and Bowes, Federman,  Krausz and Young, the general  partners of BHMS III, may be deemed to have shared  dispositive power with respect to such shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,755
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    .06%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. ____________                                            13 G                  Page 5 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      BHMS Partners III, L.P. ("BHMS III")
                      Tax ID Number:    94-3038927
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          975,473 shares,  of which 936,454 are shares directly owned by USVP III,
           BENEFICIALLY                       29,264 are  shares  directly  owned by SV and 9,755 are shares  directly
     OWNED BY EACH REPORTING                  owned by UEP.  BHMS III is the general  partner of USVP III, SV and UEP,
           PERSON WITH                        and may be deemed to have sole voting power with respect to such shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              975,473 shares,  of which 936,454 are shares directly owned by USVP III,
                                              29,264 are  shares  directly  owned by SV and 9,755 are shares  directly owned by UEP.  BHMS III is the general  partner of USVP III, SV and UEP, and may be deemed to have sole  dispositive  power with  respect to such shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       975,473
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.5%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN

------------ ---------------------------------------------------------------------------------------------------------

                           * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. ____________                                            13 G                  Page 6 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      William K. Bowes, Jr. ("Bowes")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
4                     U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
           PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              975,473 shares,  of which 936,454 are shares directly owned by USVP III,
                                              29,264 are  shares  directly  owned by SV and 9,755 are shares  directly owned by UEP.  Bowes is a  general  partner  of BHMS  III,  the  general partner of USVP III, SV and UEP, and may be deemed to have shared voting power with respect to such shares.

                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              975,473 shares,  of which 936,454 are shares directly owned by USVP III,
                                              29,264 are  shares  directly  owned by SV and 9,755 are shares  directly owned by UEP.  Bowes is a  general  partner  of BHMS  III,  the  general partner of USVP III, SV and UEP,  and may be deemed to have  dispositive power with respect to such shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       975,473
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.5%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. ____________                                            13 G                  Page 7 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Irwin Federman ("Federman")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
           PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              975,473 shares,  of which 936,454 are shares directly owned by USVP III,
                                              29,264 are  shares  directly  owned by SV and 9,755 are shares  directly owned by UEP.  Federman  is a general  partner of BHMS III,  the general partner of USVP III, SV and UEP, and may be deemed to have shared voting power with respect to such shares.

                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              975,473 shares,  of which 936,454 are shares directly owned by USVP III,
                                              29,264 are  shares  directly  owned by SV and 9,755 are shares  directly owned by UEP.  Federman  is a general  partner of BHMS III,  the general partner  of USVP  III,  SV and UEP,  and may be  deemed  to have  shared dispositive power with respect to such shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       975,473
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.5%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. ____________                                            13 G                  Page 8 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Steven M. Krausz ("Krausz")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
           PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              975,473 shares,  of which 936,454 are shares directly owned by USVP III,
                                              29,264 are  shares  directly  owned by SV and 9,755 are shares  directly owned by UEP.  Krausz is a general  partner  of BHMS  III,  the  general partner of USVP III, SV and UEP, and may be deemed to have shared voting power with respect to such shares.

                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              975,473 shares,  of which 936,454 are shares directly owned by USVP III,
                                              29,264 are  shares  directly  owned by SV and 9,755 are shares  directly owned by UEP.  Krausz is a general  partner  of BHMS  III,  the  general partner  of USVP  III,  SV and UEP,  and may be  deemed  to have  shared dispositive power with respect to such shares.

------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       975,473
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.5%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. ____________                                            13 G                  Page 9 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Philip M. Young ("Young")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)    [ ]          (b)    [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
           PERSON WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              975,473 shares,  of which 936,454 are shares directly owned by USVP III,
                                              29,264 are  shares  directly  owned by SV and 9,755 are shares  directly owned by UEP.  Young is a  general  partner  of BHMS  III,  the  general partner of USVP III, SV and UEP, and may be deemed to have shared voting power with respect to such shares.

                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              975,473 shares,  of which 936,454 are shares directly owned by USVP III,
                                              29,264 are  shares  directly  owned by SV and 9,755 are shares  directly owned by UEP.  Young is a  general  partner  of BHMS  III,  the  general partner  of USVP  III,  SV and UEP,  and may be  deemed  to have  shared dispositive power with respect to such shares.

------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       975,473
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.5%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN

------------ ---------------------------------------------------------------------------------------------------------

                           * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 10 of 18 Pages

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  QuickLogic Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  1277 Orleans Drive
                  Sunnyvale, CA  94089

ITEM 2(a).        NAME OF PERSON FILING:
                  ----------------------

                  This Statement is filed by U.S. Venture Partners III, L.P. ("USVP III"), Second Ventures, L.P. ("SV"), U.S.V. Entrepreneur Partners, L.P. ("UEP"), BHMS Partners III, L.P. ("BHMS III"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

                  BHMS III is the general partner of USVP III, SV and UEP, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP III, SV and UEP. Bowes, Federman, Krausz and Young are general partners of BHMS III, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP III, SV and UEP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reposting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:
                  ------------

                  USVP III and UEP are California Limited Partnerships, SV is a Cayman Island Limited Partnership, BHMS III is a California Limited Partnership and Bowes, Federman, Krausz and Young are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP #  74837P108

                                                             Page 11 of 18 Pages

ITEM 3.       Not Applicable

ITEM 4.       OWNERSHIP:
              ----------

              The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                (a)  Amount beneficially owned:
                      -------------------------

                     See Row 9 of cover  page for each  Reporting Person.

                (b)  Percent of Class:
                     ----------------

                     See Row 11 of cover page for each  Reporting Person.

                (c)  Number of shares as to which such person has:
                     --------------------------------------------

                  (i)   Sole power to vote or to direct the vote:
                        ----------------------------------------

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:
                        ------------------------------------------

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:
                        -----------------------------------------------------

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:
                        -------------------------------------------------------

                        See Row 8 of cover page for each Reporting Person.

                                                             Page 12 of 18 Pages

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                                Under  certain  circumstances  set  forth in the
              limited partnership agreements of USVP III, SV, UEP and BHMS III, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not applicable

ITEM 10.      CERTIFICATION:

              Not applicable

                                                             Page 13 of 18 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 31, 2000


U.S. Venture Partners III, L.P.         ----------------------------------------
By BHMS Partners III, L.P.              Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


Second Ventures, L.P.                   ----------------------------------------
By BHMS Partners III, L.P.              Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


U.S.V. Entrepreneur Partners, L.P.      ----------------------------------------
By BHMS Partners III, L.P.              Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


BHMS Partners III, L.P.                 ----------------------------------------
A California Limited Partnership        Signature

                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


William K. Bowes, Jr.                   ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact


Irwin Federman                          ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact

                                                             Page 14 of 18 Pages

Steven M. Krausz                        ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact


Philip M. Young                         ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact

                                                             Page 15 of 18 Pages

                                  EXHIBIT INDEX
                                  -------------
                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                 16

Exhibit B:  Reference to Michael P. Maher as Attorney-In-Fact         18

                                                             Page 16 of 18 Pages

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of QuickLogic Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  January 31, 2000


U.S. Venture Partners III, L.P.         ----------------------------------------
By BHMS Partners III, L.P.              Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


Second Ventures, L.P.                   ----------------------------------------
By BHMS Partners III, L.P.              Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


U.S.V. Entrepreneur Partners, L.P.      ----------------------------------------
By BHMS Partners III, L.P.              Signature
Its General Partner
                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


BHMS Partners III, L.P.                 ----------------------------------------
A California Limited Partnership        Signature

                                        Michael P. Maher
                                        Chief Financial Officer/Attorney-In-Fact


William K. Bowes, Jr.                   ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact

                                                             Page 17 of 18 Pages


Irwin Federman                          ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact


Steven M. Krausz                        ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact


Philip M. Young                         ----------------------------------------
                                        Michael P. Maher
                                        Attorney-In-Fact

                                                             Page 18 of 18 Pages

                                    EXHIBIT B
                                    ---------

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

         Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys on file with the appropriate agencies.